EXHIBIT 10.23

AMENDMENT NO. 3 TO CREDIT AGREEMENT

This Amendment No. 3 to Credit Agreement ("Amendment No. 3") dated effective as of August 1, 2022 entered into by and among INDCO, INC., a Tennessee corporation (“Borrower), and FIRST MERCHANTS BANK, an Indiana state banking institution, f/k/a First Merchants Bank, National Association (the “Lender”).

W I T N E S S E T H :

WHEREAS, the Borrower and the Lender are parties to that certain Credit Agreement dated as of February 29, 2016, as amended by that certain Amendment No. 1 to Credit Agreement dated effective August 30, 2019, and as amended by that certain Amendment No. 2 to Credit Agreement dated July 1, 2020 (collectively, hereinafter referred to as "Agreement"); and

WHEREAS, the Lender and the Borrower desire to amend the financial accommodations previously extended by the Lender on the terms and subject to the conditions as set forth in this Amendment No. 3.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 1.  Effect of this Amendment No. 3.  This Amendment No. 3 shall not change, modify, amend or revise the terms, conditions and provisions of the Agreement, except as expressly provided herein.  This Amendment No. 3 is not intended to be nor shall it constitute a novation or accord and satisfaction of the outstanding instruments by and between the parties hereto.  Borrower and Lender agree that, except as expressly provided herein, all terms and conditions of the Agreement shall remain and continue in full force and effect.  The Borrower acknowledges and agrees that the indebtedness under the Agreement remains outstanding and is not extinguished, paid, or retired by this Amendment No. 3, or any other agreements between the parties hereto prior to the date hereof, and that Borrower is and continues to be fully liable for all obligations to the Lender contemplated by or arising out of the Agreement.  Except as expressly provided otherwise by this Amendment No. 3, the credit facilities contemplated by this Amendment No. 3 shall be made according to and pursuant to all conditions, covenants, representations and warranties contained in the Agreement.

Section 2.  Definitions.  Terms defined in the Agreement which are used herein shall have the same meaning as set forth in the Agreement unless otherwise specified herein.

Section 3.  Amendments of Agreement.  Subject to the satisfaction of the conditions precedent set forth in Section 5 herein, the Agreement is amended as follows:

(a)	Each reference to “Debt” in the defined terms “Cash Flow Leverage Ratio” and “Total Funded Debt to EBITDA Ratio” shall be deleted and replaced with the term “Debt for Borrowed Money.”

(b)	The following terms appearing at Subsection 1.1 of the Agreement are added, or amended and replaced, as applicable, with the following:

Adjusted Term SOFR Rate means, for any Interest Period, the sum of the Term SOFR Rate plus 0.11% (11 basis points); provided that, if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for purposes of calculating such rate.

Adjusted Term SOFR Rate Loan means any Loan which bears interest at a rate determined by reference to the Adjusted Term SOFR Rate.

Amendment No. 1 means that certain Amendment No. 1 to Credit Agreement by and between the Borrower and the Lender dated effective as of August 30, 2019.

Amendment No. 2 means that certain Amendment No. 2 to Credit Agreement by and between Borrower and the Lender dated effective as of July 1, 2020.

Amendment No. 3 means that certain Amendment No. 3 to Credit Agreement by and between the Borrower and the Lender dated effective as of August 1, 2022.

Amendment No. 3 Effective Date means August 1, 2022.

Applicable Term Margin:  with respect to the Term Loan, the margin set forth below, as determined by the Cash Flow Leverage Ratio for the prior month:

Level	Ratio	Term Margin

I	Less than 2.00 to 1.00	2.75%
II	Greater than or equal to 2.00 to 1.00	3.50%

Commencing on the date hereof, the margin shall be determined as if Level II were applicable.  Thereafter, the margins shall be subject to increase or decrease upon receipt by Lender pursuant to Section 10.01(c) of the financial statements and corresponding Compliance Certificate for the most recent month, which change shall be effective on the first day of the calendar month following receipt.  If, by the first day of a month, any financial statement or Compliance Certificate due in the preceding month has not been received, or if a Default or an Event of Default has occurred and is continuing, then, at the option of Lender, the margins shall be determined as if Level II were applicable, from such day until the first day of the calendar month following actual receipt.

Debt for Borrowed Money means all Debt described in clauses (b), (c), (e), (f) and (g) of the defined term “Debt”.

Existing Term Loan means the Term Loan made to the Borrower prior to the Amendment No. 3 Effective Date.

Fixed Charge Coverage Ratio means, with respect to any Fiscal Quarter, a ratio, the numerator of which is Borrower’s EBITDA minus taxes and cash distributions paid (excluding the One-Time Dividend), and the denominator of which is (i) scheduled payments made with respect to amortization of the principal portion and interest expense of the Term Loan and all other Debt for Borrowed Money of the Borrower and (ii) unfinanced capital expenditures.

Floor means 0% per annum.

Interest Period means each period commencing on the last day of the immediately preceding Interest Period and ending on the same day of the month that interest is due one (1) month thereafter; provided (a) the first Interest Period shall commence on the date of the Amendment No. 3 and end on the Reset Date; (b) any Interest Period that ends in a month for which there is no day which numerically corresponds to the last day of the immediately preceding Interest Period shall end on the last day of the month; and (c) any Interest Period that would otherwise extend past the later of the Revolving Loan Termination Date or the Term Loan Maturity Date shall end on the later of the Revolving Loan Termination Date and the Term Loan Maturity Date.

One-Time Dividend means the one-time dividend and bonus-in-lieu-of dividend to the owners from loan funds and cash on hand on or before September 15, 2022.

Permitted Tax Distributions means, for any taxable period in which the Borrower is a member of a consolidated, combined or similar income tax group of which a direct or indirect parent of Borrower is the common parent (a "Tax Group"), distributions by Borrower to such direct or indirect parent to pay federal, foreign, state and local income taxes of such Tax Group that are attributable to the taxable income of the Borrower and/or its Subsidiaries; provided that, for each taxable period, the amount of such payments made in respect of such taxable period in the aggregate shall not exceed the amount that the Borrower and the Subsidiaries would have been required to pay as a stand-alone Tax Group, reduced by any portion of such income taxes directly paid by the Borrower or any of its Subsidiaries.

Regulatory Change means a change in any applicable law, treaty, rule, regulation or guideline, or the interpretation or administration thereof, by the administrator of the relevant benchmark or its regulatory supervisor, any governmental authority, central bank or other fiscal, monetary or other authority having jurisdiction over Lender or its lending office.

Reset Date – see Section 4.01.

Revolving Loan Termination Date means the earlier to occur of (a) August 1, 2027, or (b) such other date on which the commitments terminate pursuant to Section 6 or Section 13.

Term Loan Commitment means $5,500,000.00.

Term SOFR Rate means, for any Interest Period, the 1-month Term SOFR published by the CME Term SOFR Administrator (or a successive administrator designated by the relevant authority) for the date that is two (2) U.S. Government Securities Business Days prior to the Reset Date.

Term Loan Maturity Date means August 1, 2027.

U.S. Government Securities Business Day means any day except (i) a Saturday, (ii) a Sunday, or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

(c) Subsection 2.01(b) of the Agreement is amended and restated with the following:

(b)          Term Loan Commitment.  The Lender agrees to make a loan to the Borrower (the “Term Loan”) on the Amendment No. 3 Effective Date in the amount of the Term Loan Commitment, which may be funded net of amount applied to pay the outstanding principal amount of the Existing Term Loan.  The Commitment of the Lender to make the Term Loan shall expire concurrently with the making of the Term Loan on the Amendment No. 3 Effective Date.  The entire unpaid balance of the Term Loan shall be immediately due and payable in full in immediately available funds on the Term Loan Maturity Date if not sooner paid in full.

(d)	Subsection 2.03(b) of the Agreement is amended and restated with the following:

(b)          Term Loan.  The proceeds of the Term Loan shall be use to (i) repay the outstanding principal amount of the Existing Term Loan, (ii) to make the One-Time Dividend and (iii) for other general corporate purposes.

(e)          Subsection 4.01 of the Agreement is amended and restated with the following:

4.1          Interest Rates.  The Borrower promises to pay interest on the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full, prior to the occurrence and during the continuance of an Event of Default, as follows:

(a)          at all times while the Revolving Loans are outstanding, the Revolving Loans shall accrue interest at a rate per annum equal to the sum of the Adjusted Term SOFR Rate from time to time in effect plus 2.75% (the “Revolving Loan Interest Rate”); the Revolving Loan Interest Rate is subject to adjustment from time to time based on changes in the Term SOFR Rate; such adjustments shall be made on the first (1st) day of every month (the “Reset Date”) beginning August 1, 2022; and

(b)          at all times while the Term Loan is outstanding, the Term Loan shall accrue interest at a rate per annum equal to the greater of (i) the sum of the Adjusted Term SOFR Rate from time to time in effect plus the Applicable Term Margin (the “Term Loan Interest Rate”); the Term Loan Interest Rate is subject to adjustment from time to time based on changes in the Term SOFR Rate; such adjustments shall be made on the Reset Date beginning August 1, 2022;

provided that at any time an Event of Default has occurred and is continuing, Lender may, at its option and without notice to the Borrower, increase the interest rate applicable to each Loan in accordance with Section 4.05 hereof.  Notwithstanding the foregoing, upon the occurrence of an Event of Default under Sections 13.01(a) or 13.01(d), such increase shall occur automatically.

If the Lender determines in good faith (which determination shall be conclusive, absent manifest error) that: (a) adequate and fair means do not exist for ascertaining the Term SOFR Rate; (b) the Term SOFR Rate does not accurately reflect the cost to the Lender of the Revolving Loan and/or the Term Loan; or (c) a Regulatory Change shall, in the reasonable determination of the Lender, make it unlawful or commercially unreasonable for the Lender to use the Term SOFR Rate as the index for purposes of determining the applicable Interest Rate, then: (i) the Term SOFR Rate shall be replaced with an alternative or successor rate or index chosen by the Lender in its reasonable discretion; and (ii) the Applicable Margin may also be adjusted by the Lender in its reasonable discretion, giving due consideration to market convention for determining rates of interest on comparable loans and any related changes to any Rate Management Agreements.

(f)          Subsection 4.02(b)-(c) of the Agreement is amended and restated with the following:

(b)
Regarding the Term Loan, Borrower shall make equal monthly payments of principal in the amount of $45,833.34, plus interest, on the first business day of each month, commencing on September 1, 2022.  Upon the Term Loan Maturity Date, all unpaid principal, accrued but unpaid interest, and reimbursable expenses shall be due and payable in full.

(c)
In addition to the payments as otherwise required pursuant to the terms of Section 4.02(b) above, Borrower shall remit to Bank as a prepayment towards the outstanding principal amount of the Term Loan, on the last day of each quarterly period commencing as of September 30, 2022 and thereafter in an amount equal to seventy-five percent (75%) of the Excess Cash Flow for the immediately preceding Fiscal Quarter until the Cash Flow Leverage Ratio is equal to or less than 2.0 to 1.0, and thereafter fifty percent (50%) of the Excess Cash Flow for the immediately preceding Fiscal Quarter until the Cash Flow Leverage Ratio is equal to or less than 1.50 to 1.0, and in any event payable within sixty (60) days after the end of such Fiscal Quarter or at the end of the current annual period, at Borrower’s option.  If a material discrepancy between the Excess Cash Flow calculated using internally prepared financial statements and the audited statements, an additional payment may be required (“Annual True Up”).  Notwithstanding the foregoing, the cash flow recapture requirements set forth in this Section 4.02(c) shall not apply when the Cash Flow Leverage Ratio is equal to or less than 1.50 to 1.0.

After maturity, and at any time an Event of Default exists, accrued interest on all Loans shall be payable on demand.

(g)          Section 11.04 of the Agreement is amended and restated with the following:

Section 11.04          Restricted Payments.  Not, and not permit any other Loan Party to, (a) make any distribution to any holders of its Capital Securities, (b) purchase or redeem any of its Capital Securities, (c) pay any management fees or similar fees to any of its equity holders or any Affiliate thereof, (d) make any redemption, prepayment, defeasance, repurchase or any other payment in respect of any Subordinated Debt, or (e) set aside funds for any of the foregoing.  Notwithstanding the foregoing, (i) so long as the Total Funded Debt to EBITD Ratio is less than 1.50 to 1.00 and no Event of Default exists, any Subsidiary may pay dividends or make other distributions to the Borrower or to a domestic Wholly-Owned Subsidiary and Borrower may pay dividends, repurchase its Capital Securities, or make other distributions to its owners in respect of its Capital Securities, (ii) the Borrower may make Permitted Tax Distributions, (iii) so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Borrower may pay distributions if the Borrower elects to be taxed as either an “S” corporation or a partnership for federal income tax purposes, in amounts necessary to cover federal, state and local income tax liabilities payable solely as a result of income of the Borrower being included in such member’s tax returns which distributions shall be in amounts, as determined by an independent certified public accountant reasonably acceptable to Lender, necessary to pay such member’s tax obligations based upon such income derived from the Borrower as if such member were taxable at a marginal rate of 45% (subject to increase with any increases in federal or state tax rates that cause an actual increase to such marginal rate); and (iv) the Borrower may make regularly scheduled payments of interest and other amounts in respect of Subordinated Debt to the extent permitted under the subordination provisions thereof.  Notwithstanding the foregoing, the Lender hereby consents to the One-Time Dividend. Except as set forth herein, no additional dividends, distributions, inter-company transfers, or cash advances shall be permitted without Lender’s prior written consent.

(h)          Section 11.14 of the Agreement is amended and restated with the following:

Section 11.14          Financial Covenants.

(a)
Maximum Total Funded Debt to EBITDA Ratio.  Not permit the Total Funded Debt to EBITDA Ratio, as measured on a rolling four quarter basis, to be greater than the amounts for the Fiscal Quarters ending as indicated below:

Fiscal Quarter ending	Maximum Total Funded Debt to EBITDA Ratio

9/30/2022- 12/31/2022	3.25 to 1.0
3/31/2023 – 6/30/2024	3.00 to 1.0
9/30//2024 – 8/30/2027	2.50 to 1.0

(b)
Minimum Fixed Charge Coverage Ratio.  Not permit the Fixed Charge Coverage Ratio, as measured on a rolling four quarter basis, to be less than 1.20 to 1.0 as of the end of each Fiscal Quarter, commencing as of Fiscal Quarter ending September 30, 2022.

Section 4.  Commitment Fee; Reimbursement of Expenses and Legal Fees.  The Borrower agrees to pay to the Lender a commitment fee associated with the increased Term Commitment and the modified Revolving Commitment in the amount of $16,750.00 as of the execution of this Amendment No. 3, which amount shall not be refundable, in whole or in part, for any reason.  Additionally, all out-of-pocket expenses of the Lender, including without limitation, filing fees, recording fees and legal fees and disbursements, associated with the preparation of this Amendment No. 3 and all other related Loan Documents are to be paid by Borrower promptly upon demand therefor.

Section 5.  Conditions Precedent.  This Amendment No. 3 shall become and be deemed effective in accordance with its terms immediately upon the Lender receiving:

(a)          Two (2) copies of this Amendment No. 3 duly executed by an authorized officer or other representative of the Borrower and the Lender.

(b)          One (1) copy of the Notes evidencing the Revolving Loan and Term Loan duly executed by an authorized officer or other representative of the Borrower.

(c)          Two (2) copies of the Consent and Confirmation of Guaranty executed by Guarantor.

(d)          Closing certificate as to accuracy of representations and warranties, compliance with covenants and absence of an Event of Default or Unmatured Event of Default.

(e)          Certified resolutions, incumbency certificate and corporate documents.

(f)          Payment of the fees and expenses as set forth in Section 4 hereof.

(g)          Such other documents and items as the Lender may reasonably request.

Section 6.  Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants, in addition to any other representations and warranties contained herein, in the Agreement, the Loan Documents (as defined in the Agreement) or any other document, writing or statement delivered or mailed to the Lender or its agent by the Borrower, as follows:

(a)         This Amendment No. 3 constitutes a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms.  The Borrower has taken all necessary and appropriate action for the approval of this Amendment No. 3 and the authorization of the execution, delivery and performance thereof.

(b)          As of the date hereof, there is no Event of Default under the Agreement, or the other Loan Documents.

(c)          The Borrower hereby specifically confirms and ratifies its obligations, waivers and consents under each of the Loan Documents.

(d)          Except as specifically amended herein, the representations and warranties contained in Article IX of the Agreement and the other Loan Documents continue to be true, accurate and complete, except to the extent they related to a specific date.

(e)          There have been no changes to the organizational documents or the identities of the officers or managers of the Borrower since execution of the Agreement, unless notice of such change has been provided to Lender.

(f)          Borrower acknowledges that the definition "Loan Documents" shall include this Amendment No. 3 and all the documents executed contemporaneously herewith.

Section 7.  Affirmative Covenants.  By entering into this Amendment No. 3, Borrower further specifically undertakes to comply with the obligations, terms and covenants as contained in the Agreement and agrees to comply therewith as such relate to the amended credit facilities and accommodations as provided to the Borrower pursuant to the terms of this Amendment No. 3.

Section 8.  Governing Law.  This Amendment No. 3 has been executed and delivered and is intended to be performed in the State of Indiana and shall be governed, construed and enforced in all respects in accordance with the substantive laws of the State of Indiana.

Section 9.  Headings.  The section headings used in this Amendment No. 3 are for convenience only and shall not be read or construed as limiting the substance or generality of this Amendment No. 3.

Section 10.  Survival.  All representations, warranties, and covenants of the Borrower herein or any certificate, agreement or other instrument delivered by or on its behalf under this Amendment No. 3 shall be considered to have been relied upon by the Lender and shall survive the making of and amendments to the Loans.  All statements and any such certificate or other instrument shall constitute warranties and representations hereunder by the Borrower, as the case may be.

Section 11.  Counterparts.  This Amendment No. 3 may be signed in one or more counterparts, each of which shall be considered an original, with the same effect as if the signatures were upon the same instrument.

Section 12.  Modification.  This Amendment No. 3 may be amended, modified, renewed or extended only by written instrument executed in the manner of its original execution.

Section 13.  Waiver of Certain Rights.  The Borrower waives acceptance or notice of acceptance hereof and agrees that the Agreement, this Amendment No. 3 and all of the other Loan Documents shall be fully valid, binding, effective and enforceable as of the date hereof, even though this Amendment No. 3 and any one or more of the other Loan Documents which require the signature of the Lender, may be executed by and on behalf of the Lender on other than the date hereof.

Section 14. Waiver of Defenses and Claims.  In consideration of the financial accommodations provided to the Borrower by the Lender as contemplated by this Amendment No. 3, Borrower hereby waives, releases and forever discharges the Lender from and against any and all rights, claims or causes of action against the Lender arising under the Lender's actions or inactions with respect to the Loan Documents or any security interest, lien or collateral in connection therewith as well as any and all rights of set off, defenses, claims, causes of action and any other bar to the enforcement of the Loan Documents which exist as of the date hereof.

IN WITNESS WHEREOF, the parties have caused this Amendment No. 3 to Credit Agreement to be executed by their respective duly authorized officers or other representatives as of the date and year first written above.

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SIGNATURE PAGE

INDCO, INC.,
a Tennessee corporation

By:	/s/ Mark Hennis
C. Mark Hennis, President

 SIGNATURE PAGE

FIRST MERCHANTS BANK,
an Indiana state banking institution

By:	/s/ Jeff Pangburn
Jeff Pangburn, Vice President